Exhibit 99.1


May 1, 2005

Mr. Vikram Chaudhary
777 Mariners Island Blvd
San Mateo, CA 94494

Dear Vikram:

        We are pleased to offer you the position of Vice President of Marketing and Corporate Development of Keynote Systems, Inc. This letter embodies the terms of your promotion.

        Effective May 1, 2005, your base salary will be $6,666.67, paid semi-monthly. In addition, you are eligible for a 25% MBO bonus based on quarterly objectives.

       In anticipation and recognition of your important future contribution to the growth of Keynote, and subject to the approval of Keynote's Board of Directors, we would like to offer you an incentive stock option grant for 75,000 shares of common stock. You will receive incentive stock options to the extent permitted under the law, which currently allows the grant during any one year of incentive stock options with a fair market value at the date of grant of up to $100,000.00. If the value of the shares exceeds $100,000.00, that amount in excess will be granted as non-qualified stock options. The grant date of your option will be the date the Board or a committee designated by the Board approves the option grant by a written resolution. In calculating the exercise price for such options it is the later of (a) your promotion date or (b) the date the Board or a committee, if any, approves the option grant by resolution. Fair market value on such date will be the closing price per share on the Nasdaq National Market. Consistent with our employee stock option plan, vesting relates to exercisability not "ownership", these shares will vest as to 1/4th of the total number of shares on your first anniversary of the effective date of this promotion with an additional 1/48th of the total shares vesting at the end of months 13 through 48 of your continued employment with Keynote. The terms of your stock option grant are set forth more fully in our Stock Option Plan agreements.

        As an employee, you may terminate employment at any time and for any reason whatsoever with notice to Keynote Systems, Inc. We require that, in the event of resignation, you give at least three (3) months notice. Similarly, Keynote Systems may terminate your employment at any time and for any reason whatsoever, with or without cause, with three (3) months notice, or three (3) months of salary and benefits in lieu of notice, provided, that in order to receive any separation benefits you must first sign, date and deliver to the Company, and allow to become effective, a general release of all known and unknown claims in the form provided to you by the Company; and further provided that you will not be required to release any right to indemnification you may have under applicable law, the Company's Certificate of Incorporation, the Company's bylaws or any indemnity agreement between you and the Company.

      Furthermore, this letter agreement supersedes all our prior written or oral communication with you and can only be modified by written agreement signed by you and an officer of Keynote Systems.


Sincerely,

/s/ Robert Erzen
-----------------------------
Sr. Manager, Human Resources



Accepted: /s/ Vikram Chaudary
-----------------------------

Date: 05/01/2005